Exhibit 99.1

MoneyOnMobile Announces Reverse Stock Split

DALLAS and MUMBAI, INDIA - (April 24, 2018) - MoneyOnMobile, Inc. (OTCQB: MOMT) announced a reverse stock split of its common shares at a ratio of 1 for 20, effective Tuesday April 24th, 2018. The Company's common stock will begin trading on a post-split basis on April 25th, 2018.
Upon the commencement of trading on April 25th, 2018, the Company's symbol on the OTCQB marketplace will change to "MOMTD" for a period of 20 business days, after which the "D" will be removed from the Company's trading symbol, which will revert to the original symbol of "MOMT". In connection with the reverse stock split, the CUSIP number for the common stock has been changed to 60937K206.

"We are excited to complete the reverse split and proceed with our application to list on a national securities exchange. All of our recent events, from fundraising and debt restructuring deals, the launch of our rights offering, to this reverse split, are done so we can continue to grow our national footprint in India," said Harold Montgomery, CEO and Chairman.

The MoneyOnMobile Board of Directors approved the ratio and timing of the reverse stock split on April 19th, 2018. The reverse stock split will become effective at 8:00 a.m. Central on Tuesday April 24th, 2018.

Information for Stockholders
As a result of the reverse stock split, the total number of shares of common stock held by each stockholder will be converted automatically into the number of whole shares of common stock equal to (i) the number of shares of common stock held by the stockholder immediately prior to the reverse stock split, divided by (ii) 20. As a result of the reverse stock split, the Company's issued and outstanding shares of common stock will decrease to approximately 4.0 million post-split shares (prior to effecting the rounding of fractional shares into whole shares as described below) from approximately 79.5 million pre-split shares.

Upon the effectiveness of the reverse stock split, each twenty (20) shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder's percentage interest in the Company's equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split will see that fractional share rounded up to a whole share. The reverse stock split will not change the par value of the common stock or modify the rights or preferences of the common stock.

The Company's transfer agent, Securities Transfer Corporation (STC) will act as paying agent for the reverse stock split. STC will provide stockholders of record holding certificates representing pre-split shares of the Company's common stock as of the effective date [GA4] a letter of transmittal providing instructions for the exchange of shares. Registered stockholders holding pre-split shares of the Company's common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker's particular processes, and will not be required to take any action in connection with the reverse stock split. STC can be reached at (469) 633-0101.

The authorized capital of the Company of 200,000,000 shares of common stock as well as the 1,000,000 shares of preferred stock will not be affected by the reverse stock split

All options and warrants, and relating per share exercise price, of the Company outstanding immediately prior to the reverse stock split will be appropriately adjusted to account for reverse share split. In general, the reverse stock split will affect a reduction in the number of shares of common stock subject to such

Exhibit 99.1

outstanding stock options and warrants proportional to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding options and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MoneyOnMobile, Inc.
MoneyOnMobile, Inc. is an India focused mobile payments technology and processing company offering mobile payment services. MoneyOnMobile enables Indian consumers to use mobile phones to pay for goods and services or transfer funds from one cell phone to another. It can be used as simple SMS text functionality or through the MoneyOnMobile application or internet site. MoneyOnMobile has more than 350,000 retail locations throughout India.
Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on July 6, 2017. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.
Web site: www.MoneyOnMobile.in
Twitter: https://twitter.com/MoneyOnMobile
Facebook: https://www.facebook.com/MoneyOnMobile.Official/
LinkedIn: https://www.linkedin.com/company/moneyonmobile
YouTube: https://www.youtube.com/c/MoneyOnMobileofficial

Media Contact (Global):
Greg Allbright
Head of Global Communications
Dallas, Texas
+1 (214) 208-0923
gallbright@moneyonmobile.in

Investor Relations:
Integra Consulting Group, LLC
Jeremy G. Roe, Founder, Managing Partner
+1 (925) 262-8305
jeremy@integracg.net